Exhibit 99.1

                           TRANSNET REPORTS PROFIT FOR
                         SIX-MONTHS ENDED DECEMBER 2009

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500


BRANCHBURG, NEW JERSEY, February 9, 2010 - TRANSNET CORPORATION (OTCBB: TRNT), a leading unified communications and IT sales and service company, today announced results for the second quarter of fiscal 2010 and six months ended December 31, 2009. For the second quarter ended December 31, 2009, the Corporation reported earnings of $1,136 or $0.00 per diluted share, compared to a net loss of $1,230,774, or $0.26 per diluted share, for the second quarter of fiscal 2009. Revenue was $5,775,086 for the fiscal 2010 quarter, as compared to $5,143,972 in the same period last year.

For the six months ended December 31, 2009, the Corporation reported earnings of $103,199, or $0.02 per diluted share, on revenue of $11,640,036. This compares to a net loss of $1,180,343, or $0.24 per diluted share, on revenue of $13,709,236 for the same period of the prior year.

Steven J Wilk, President said, "We are pleased to report profits for the six month period ended December 31, 2009. We achieved earnings as we projected in June 2009. In an uncertain economic environment, we believe we took the proper steps to right-size our products, related services, and organization to address today's challenges - while continuing to seize tomorrow's opportunities.

"During the December 2009 quarter, we increased overall revenue by 12%, to $5,775,086 from $5,143,972 in the prior year. Of greater significance and impact to our bottom line is our 56% increase in service revenue to $2,677,471 as compared to $1,711,386 for the same period last year.

"During the past two years, we simultaneously migrated our product and service lines to address economic challenges, as well as target new opportunities, and increased our profit margins on hardware and related services. For the quarter ended December 31, 2009, our blended profit margins increased to 24% from 4% for the quarter ended December 31, 2008. Profit margins on technical services increased to 27% from 7% in December 2008 quarter. Our goal is to increase our profit margins further as we focus on higher-end products and services flowing from security, communications, and data center management. These complex products and services command higher profit margins and are of pressing importance to our clients. We believe demand for these products will strengthen and this trend will continue. In addition, over the past six months, our business from the State of New Jersey, local municipalities, schools and colleges increased. Due to the impending change in New Jersey's gubernatorial administration, however, our results during the quarter were negatively impacted by a temporary freeze on all State orders until the new administration took office. Many of our State clients are applying for federal stimulus funds, and we believe the receipt and implementation of these funds will have a positive impact on our future results.

"Due to a strong demand for special project IT support specialists, our placement and consulting practice is recovering from the negative impact of the recession. Like many employers, our clients are still reluctant to hire full-time employees of their own. Despite the recession, however, many businesses face required upgrades, repairs, and replacement of existing networks and these projects require experienced part-time talent that TransNet provides. As businesses begin to hire to increase their internal IT staffs, TransNet will provide them with placement services, with a positive impact on our results.

"To further our goal of increasing revenue and profits, we sharpened our focus on our overall expenses. We are pleased to report a reduction of 7% or $105,973 in our selling, general and administrative expenses for the three-month period ended December 31, 2009, and a reduction of 18% or $583,845 for the six-month period, as compared to the same periods last year."

ABOUT TRANSNET
TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including VoIP, LAN, and WAN system design and implementation; physical security systems, network monitoring, security, and support services; technical support services; staffing services; and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational (k-12 and higher ed) and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                   (unaudited)

                                                                  Three Months Ended December 31,
                                                                     2009               2008
                                                              ------------------------------------

Revenues                                                        $   5,775,086      $   5,143,972
Net Income (Loss)                                                       1,136         (1,230,774)
Net Income (Loss) per Common Share: Basic and Diluted                    0.00              (0.26)
Weighted Average Common Shares Outstanding:                         4,823,304          4,823,304
     Basic and Diluted


                                                                  Six Months Ended December 31,
                                                                     2009               2008
                                                              ------------------------------------

Revenues                                                        $  11,640,036      $  13,709,236
Net Income (Loss)                                                     103,199         (1,180,343)
Net Income (Loss) per Common Share: Basic and Diluted                    0.02              (0.24)
Weighted Average Common Shares Outstanding:                         4,823,304          4,823,304
     Basic and Diluted